Exhibit 10.26

Execution Version

       September 30, 2017

Patrick S. Miles

P. O. Box 1412

Rancho Santa Fe, CA 92067

Re:  Employment Terms

Dear Pat:

This letter (the “Agreement”) will confirm the terms of your employment by Alphatec Holdings, Inc. (“Alphatec” or the “Company”).

1.	Term. The term of this Agreement will commence on October 2, 2017 (the “Effective Date”) and will continue until terminated, according to the terms of this Agreement.
2.

Position.  On the Effective Date, you will begin to serve as Executive Chairman (“EC”) of the Company.  In this capacity, you will report directly to the Board of Directors of the Company (the “Board”) and have all of the customary authorities, duties and responsibilities that accompany your position.  Throughout your employment with the Company, you agree to devote substantially all of your business time and attention to the business and affairs of the Company and to perform your duties in a diligent, competent, professional and skillful manner and in accordance with applicable law and the Company’s policies and procedures.  In addition to fulfilling your executive responsibilities, you will be appointed to serve as Chairman of the Board and it is expected that you will be nominated for re-election to the Board upon the expiration of your term of service thereon.

3.	Annual Compensation. Your initial annual compensation will be as follows:
A.	Base Cash Salary. Your initial base cash salary will be at a rate of $550,000 per year.
B.

Annual Cash Bonus.  You will be eligible to participate in the Company’s discretionary annual bonus program with your annual target bonus opportunity equal to 110% of base salary.  For fiscal year 2017, that annual target bonus will be set at 50% of Base Salary ($275,000). The Board of Directors of the Company (the “Board”) will determine the amount of your award based on its assessment of a number of factors including Company and individual performance which shall be established in consultation with you.

C.

Long Term Incentive.  Commencing with the Company’s fiscal year starting January 1, 2018, you will be eligible, subject to your continued employment by the Company, to participate in such long-term incentive programs that are made available at the level determined by the Board, in its discretion, consistent with your role and responsibilities as Chief Executive Officer of the Company.
4.

Benefits.  You will be eligible to participate in employee welfare and benefit programs of the Company at the level available to other members of the Company’s executive management.  Participation in Company benefits programs is subject to meeting the relevant eligibility requirements, payment of the required premiums, and the terms of the plans themselves.

5.

Equity Compensation.  In addition to your eligibility for regular grants of long-term incentives, you will be granted the equity award defined and described below.  All awards described in this Section 5 will in all cases be subject to actual grant to you by the Compensation Committee of the Board (the “Compensation Committee”) in its sole discretion, would be pursuant to the applicable plan document and would be subject to terms and conditions established by the Compensation Committee in its sole discretion that would be detailed in separate agreements you would receive after any award is actually made.  You acknowledge that the equity award are “employment inducement awards” that will be granted to you outside of the Company’s 2016 Equity Incentive Plan pursuant to NASDAQ Listing Rule 5635(c)(4).

A.

Sign-On RSUs.  You will be granted a one-time sign-on award of one million (1,000,000) restricted stock units (the “Sign-On RSUs”).  Your Sign-On RSUs will vest ratably over three (3) years, with automatic vesting upon a Change in Control of the Company (as defined in the Company’s 2016 Equity Incentive Plan).

6.

Severance.  Your eligibility for severance upon a termination of employment will be governed by the terms of the Alphatec Severance Agreement and Alphatec Change in Control Agreement, forms of which are attached hereto as Annex A and Annex B, respectively.

7.

Certain Post-Employment Covenants.  During your employment with the Company, and for a period of one year following the termination of your employment with the Company, you shall not, without the prior written consent of the Company: (i) either individually or on behalf of or through any third party, directly or indirectly, solicit, entice or persuade or attempt to solicit, entice or persuade any employee, agent, consultant or contractor of the Company or any of its affiliates (the “Company Group”) to leave the service of the Company Group for any reason; or (ii) in a manner that is dependent upon the use of the Company’s proprietary information, either individually or on behalf of or through any third party, directly or indirectly, interfere with, or attempt to interfere with, the business relationship between the Company Group and any vendor, supplier, surgeon or hospital with which you have interacted during the course of your employment with the Company.

8.

Indemnification and Cooperation.  During and after your employment, the Company will indemnify you in your capacity as a director, officer, employee or agent of the Company to the fullest extent permitted by applicable law and the Company’s charter and by-laws, and will provide you with director and officer liability insurance coverage (including post-termination/post-

director service tail coverage) on the same basis as the Company’s other executive officers.

You agree (whether during or after your employment with the Company) to reasonably cooperate with the Company in connection with any litigation or regulatory matter or with any government authority on any matter, in each case, pertaining to the Company and with respect to which you may have relevant knowledge.

9.	Withholding. Tax will be withheld by the Company as appropriate under applicable Federal tax requirements for any payments or deliveries under this Agreement.
10.

No Guarantee of Employment or Fixed Compensation.  This Agreement is not a guarantee of employment or a guarantee of compensation for the Term.  Your employment will be on an “at-will” basis, meaning that you and the Company may terminate your employment at any time and for any reason during the Term, with or without prior notice, subject to the provisions of this Agreement (including Annex A and Annex B).

11.

Entire Agreement.  This Agreement (including Annex A and Annex B) constitutes the Company’s only statement relating to its offer of employment to you and supersedes any previous communications or representations, oral or written, from or on behalf of the Company or any of its affiliates.

12.

Miscellaneous Representations.  You confirm and represent to the Company, by signing this letter, that: (a) you are under no obligation or arrangement (including any restrictive covenants with any prior employer or any other entity) that would prevent you from becoming an employee of the Company or that would adversely impact your ability to perform the expected services on behalf of the Company; (b) you have not taken (or failed to return) any confidential information belonging to your prior employer or any other entity, and, to the extent you remain in possession of any such information, you will never use or disclose such information to the Company or any of its employees, agents or affiliates; and (c) you understand and accept all of the terms and conditions of this offer.

13.

Offer Contingencies.  This offer is contingent upon (i) you successful completion of a background check and drug screen; (ii) your execution of the Company’s current form of Mutual Agreement to Arbitrate Claims, Confidential and Proprietary Information Agreement, and those other forms that the Company requests all of its employees to execute prior to the initiation of their employment.

We look forward to having you lead the Alphatec team.

Sincerely,

By:

Chairman of the Board of Directors

Alphatec Holdings, Inc.

I agree with and accept the foregoing terms.

Patrick S. Miles

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